Exhibit 5.1

ROPES & GRAY LLP
PRUDENTIAL TOWER
800 BOYLSTON STREET
BOSTON, MA 02199-3600
WWW.ROPESGRAY.COM

March 20, 2020

Verastem, Inc.

117 Kendrick Street, Suite 500

Needham, MA 02494

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Verastem, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on the date hereof. The Registration Statement relates to the offer and sale, from time to time by certain stockholders of the Company identified in the Registration Statement, of up to 46,511,628 shares of the Company’s common stock, $0.0001 par value (the “Shares”).

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued, fully paid and non-assessable.

We hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP